Exhibit 99.1

Creative Medical Technology Holdings Files Patent on AmnioStem Stroke Therapy
Collaboration between Stem Cell Clinician, Neurologist, and Cell Therapy Developer Results in Novel Regenerative Approach to Stroke

PHOENIX and SAN DIEGO, Dec. 13, 2016 /PRNewswire/ -- Creative Medical Technology Holdings (the “Company”) (OTCQB:CELZ) announced today filing of US patent application #62/400557 entitled “Treatment of Stroke by Amniotic Fluid Derived Stem Cell Conditioned Media and Products Derived Thereof.”

The patent application covers the use of the Company’s newly licensed AmnioStem stem cell as a production means for generation of nanoparticles termed “exosomes,” which regenerate damaged brain tissue after stroke. The AmnioStem stem cell is subject to issued US patent #7,569,385 and was licensed exclusively from University of California San Diego (“UCSD”).

“We are pleased at the successful fruits of this ongoing collaboration, which provides novel stem cell based therapeutic options by using products derived from stem cells as opposed to the stem cells themselves,” said Amit Patel, MD, MSc, Head of Regenerative Medicine and Tissue Engineering at the University of Utah, and co-inventor of the patent.

The patent provides means of leveraging growth factors and nucleic acids generated by AmnioStem stem cells, in order to provide a “drug like” product that overcomes many of the hurdles associated with administration of stem cells.

“It is known that intravenous injection of stem cells usually results in accumulation in lungs, leading to reduced therapeutic efficacy. Concentrating and purifying regenerative factors produced by this unique stem cell type will accelerate development of this novel therapy, as well as develop combination therapies to provide the highest probability of success to patients suffering from this debilitating condition,” said Santosh Kesari, MD, PhD Chair and Professor of Department of Translational Neurosciences and Neurotherapeutics at Pacific Neuroscience Institute and John Wayne Cancer Institute at Providence Saint John’s Health Center in Santa Monica, CA.

“We are honored to have such an accomplished team which addresses problems from an unbiased and multidisciplinary perspective,” said Timothy Warbington, President and CEO of Creative Medical Technology Holdings. “By leveraging our intellectual, corporate, and developmental resources, we aim to accelerate finding treatments and potential cures for debilitating neurological disorders.

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a clinical stage biotechnology company currently trading on the OTCQB under the ticker symbol CELZ. For further information about the company go to www.creativemedicaltechnology.com.

Forward-Looking Statements

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Contact:

Creative Medical Technology Holdings, Inc.

Timothy Warbington, CEO & President

(602) 680-7439

SOURCE Creative Medical Technology Holdings, Inc.